Exhibit 23.1
Ally Financial Inc.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our reports dated February 24, 2016, relating to the consolidated financial statements of Ally Financial Inc., and the effectiveness of Ally Financial Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ally Financial Inc. for the year ended December 31, 2015, in the following registration statements on:

Form S-3:
No. 333-206284
No. 333-193070
No. 333-201057
No. 333-201205

Form S-8:
No. 333-195172

/S/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Detroit, Michigan
February 24, 2016